EXHIBIT 10.3

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”) is made as of August 26, 2003 (the “Effective Date”) by and between Microtune, Inc., a Delaware corporation or any of its direct or indirect subsidiaries (the “Company”), and Rob-Roy Graham (“Employee”).

The parties hereby agree as follows:

1.    Employment.

(a)    As of the Effective Date, Employee shall serve as the Chief Financial Officer of Microtune, Inc. Employee agrees to perform such reasonable responsibilities and duties as may be required of him or her by the Board of Directors of the Company (the “Board”) or the CEO in such capacity. The Board may terminate the Term at any time, by giving Employee thirty (30) days’ advance notice in writing.

(b)    In the event of a Change of Control (as defined below) of the Company that results in termination of the Term, the Company shall pay Employee severance benefits as set forth in Section 4.

(c)    Nothing in this Agreement shall change the Employee’s status of AT WILL EMPLOYMENT prior to a Change of Control.

2.    Certain Definitions.    For the purposes of this Agreement, the following terms have the meanings set forth below.

(a)    “Base Compensation” means Employee’s rate of annual salary, as in effect for the twelve-month period ending on the date of any Change of Control or on the Date of Termination, whichever is higher. Base Compensation does not include elements such as bonuses, reimbursement of interest paid on guaranteed loans, auto allowances, nor any income from equity based compensation, such as may result from the exercise of stock options or stock appreciation rights, or the receipt of restricted stock awards or the lapse of the restrictions on such awards. If Employee is employed by the Company and/or any of its subsidiaries for less than one full calendar year immediately preceding the Change of Control, Employee’s “highest annual bonus” will be determined by annualizing the bonus earned during employee’s period of employment.

(b)    “Cause”, for purposes of this Agreement, means if after a Change of Control (i) Employee is determined by a court of law or pursuant to arbitration to have committed a willful act of embezzlement, fraud or dishonesty which resulted in material loss, material damage or material injury to the Company, (ii) Employee’s conviction of, or plea of nolo contendere to, a felony, or (iii) Employee’s continued substantial violations of his or her employment duties after Employee has received a written demand for performance from the Company which specifically sets forth the factual basis the Company’s belief that Employee has not substantially performed his or her duties. In such an event, at the election of the Company, Employee shall have no rights under this Agreement other than payment of compensation and reimbursement of business expenses pursuant to this Agreement through the date of termination. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause without (i) reasonable notice to Employee setting forth the reasons for the Company’s intention to terminate for Cause, and (ii) an opportunity for Employee, together with counsel, if any, to be heard.

(c)    “Change of Control” means a change of control of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or in response to any other form or report to the Securities and Exchange Commission or any stock exchange or the Nasdaq National Market on which the Company’s shares are listed which requires the reporting of a change of control. In addition, a Change of Control shall be deemed to have occurred if any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 35% of the combined voting power of the Company’s then outstanding securities.

Notwithstanding the foregoing definition, “Change of Control” for purposes of this Agreement, shall exclude the acquisition of securities representing more than 35% of the combined voting power of the Company by any of its wholly owned subsidiaries, or any trustee or other fiduciary holding securities of the Company under an employee benefit plan now or hereafter established by the Company. As used herein, the term “beneficial owner” shall have the same meaning as under Section 13(d) of the Exchange Act, and related case law.

(d)    “Constructive Termination” means the resignation by Employee after a Change of Control due to any diminution or adverse change in the circumstances of employment including, without limitation, reporting relationships, job description, duties, responsibilities, compensation, perquisites, office or location of employment. The Board will determine in good faith whether a Constructive Termination has occurred after (i) Employee has provided the Board reasonable notice setting forth the reasons as to why he believes there has been a Constructive Termination, and (ii) Employee, together with counsel, if any, is given an opportunity to be heard before the Board.

(e)    “Date of Termination” shall mean a date after a Change of Control which is (1) specified in the Notice of Termination if the Term is terminated by Employee; or (2) thirty (30) days from the date on which a Notice of Termination is delivered to Employee, if the Term is terminated by the Company.

3.    Termination of Employment Following Change of Control.

(A)    If within six (6) months following a Change of Control, Employee’s employment with the Company terminates as the result of a Constructive Termination or is terminated by the Company for other than Cause, then the Company shall provide to Employee as soon as practicable, but not more than ten (10) business days following the Date of Termination, each of the following benefits:

(1)    Severance Benefits.    The Company shall pay Employee a lump sum severance benefit which shall equal to the sum of (i) Employee Base Compensation, plus (ii) the highest annual bonus paid to Employee during the last three (3) full calendar years immediately prior to the Change of Control.

(2)    Equity Compensation.    All unvested stock options, stock appreciation rights and restricted stock awards held by Employee on the Date of Termination shall be deemed fully vested and exercisable on such Date of Termination as if the Employee had been employed for an additional twelve months following the Date of Termination, provided that if any option, right or award would, as a result of such accelerated exercisability no longer qualify for exemption under section 16 of the Exchange Act, then such option, right or award shall be fully vested but shall not become exercisable until the earliest date on which it could become exercisable and also qualify for exemption from section 16 of the Exchange Act. Any repurchase rights held by the Company on stock owned or options exercised by the Employee shall be canceled on the Date of Termination. This Agreement shall serve as an amendment to all of Employee’s outstanding stock options, restricted stock awards, repurchase rights, and stock appreciation rights as of the Date of Termination;

(3)    Accrued Bonus.    The Company shall pay Employee an amount equal to the pro rata amount of the annual bonus accrued under the Company’s executive officer bonus plan, if any, for the portion of the year prior to the Date of Termination.

(B)    If more than six (6) months following a Change of Control but within twelve (12) months following a Change of Control, Employee’s employment with the Company terminates as the result of a Constructive Termination or is terminated by the Company for other than Cause, then the Company shall provide to Employee as soon as practicable, but not more than ten (10) business days following the Date of Termination, each of the following benefits:

(1)    Severance Benefits.    The Company shall pay Employee a lump sum severance benefit which shall equal to the sum of (i) fifty percent (50%) of the Employee Base Compensation, plus (ii) the fifty percent (50%) highest annual bonus paid to Employee during the last three (3) full calendar years immediately prior to the Change of Control.

(2)    Equity Compensation.    All unvested stock options, stock appreciation rights and restricted stock awards held by Employee on the Date of Termination shall be deemed fully vested and exercisable on such Date of Termination as if the Employee had been employed for an additional six months following the Date of Termination, provided that if any option, right or award would, as a result of such accelerated exercisability no longer qualify for exemption under section 16 of the Exchange Act, then such option, right or award shall be fully vested but shall not become exercisable until the earliest date on which it could become exercisable and also qualify for exemption from section 16 of the Exchange Act. Any repurchase rights held by the Company on stock owned or options exercised by the Employee shall be canceled on the Date of Termination. This Agreement shall serve as an amendment to all of Employee’s outstanding stock options, restricted stock awards, repurchase rights, and stock appreciation rights as of the Date of Termination;

(3)    Accrued Bonus.    The Company shall pay Employee an amount equal to the pro rata amount of the annual bonus accrued under the Company’s executive officer bonus plan, if any, for the portion of the year prior to the Date of Termination.

(C)    Successors; Binding Agreement.    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled hereunder if the Company had terminated Employee’s employment without Cause after a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(D)    Miscellaneous.

a.	Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of delivery, if delivered, or three days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

(1)	If to Employee, at the address last provided by the Employee to the Company

(2)	If to the Company:

Microtune, Inc.

2201 Tenth Street

Plano, Texas 75074

Attention: Board of Directors, Compensation Committee

or to such other address as any party hereto may designated by notice given as herein provided.

b.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas as applied to agreements made and performed in Texas by residents of Texas.

c.	Amendments. This Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto.

d.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

e.	Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

(E)    Conflicting Terms.    In the event that words or terms of this Employment Agreement conflict with the words or terms of any other agreement or contract, including, without limitation, any stock plan, notice of grant, or restricted stock purchase agreement or option agreement entered into in connection with the employment of Employee by the Company, the interpretation of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MICROTUNE, INC.

BY:	/s/ JAMES A. FONTAINE
Name:	James A. Fontaine
Title:	CEO

EMPLOYEE

/s/ ROB-ROY GRAHAM
Name:	Rob-Roy Graham

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